EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-58805, 333-97905, 333-115356, 333-142706, 333-158990 and 333-211205) pertaining to the the SCP Pool Corporation Employee Stock Purchase Plan, the SCP Pool Corporation 2002 Long‑Term Incentive Plan, the Pool Corporation 2007 Long‑Term Incentive Plan, and the Pool Corporation Amended and Restated 2007 Long-Term Incentive Plan of our reports dated February 24, 2017, with respect to the consolidated financial statements of Pool Corporation and the effectiveness of internal control over financial reporting of Pool Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

New Orleans, Louisiana
February 24, 2017